[DATE], 2024

EMPLOYEE RETENTION CASH BONUS AGREEMENT
Dear: __________________,
As you know Spirit AeroSystems Holdings, Inc., including its subsidiary Spirit AeroSystems, Inc. (“Spirit” or the “Company”), has entered into an Agreement and Plan of Merger with The Boeing Company (“Boeing”) effective as of June 30, 2024 (the “Merger Agreement”). If the Merger Agreement is ultimately consummated this will result in an operational combination of Spirit and Boeing (the “Merger” and the effective date of such Merger the “Closing Date”) and, if not consummated, Spirit will remain a separate entity. Spirit values your contribution to the Company and, therefore, to encourage you through this process to remain employed by Spirit and to continue to support Spirit in maintaining its business, achieving its goals and successfully consummating the Merger, Spirit is providing you with an opportunity to earn retention bonus payments, described below in this Employee Retention Cash Bonus Agreement (“Agreement”), subject to your acceptance of this Agreement and compliance with the terms and conditions provided herein.
ARTICLE 1
CASH RETENTION PAYMENT

The Company will pay you the total amount of $__________________ (the “Cash Retention Payment”), less all applicable payroll and other tax withholdings, in two separate tranches as follows:
(i)The first tranche (representing 50% of the Cash Retention Payment) will be in the amount of $XX,000 (“Tranche 1”), less applicable taxes, which will vest and become payable on the earlier of (A) December 15, 2024 and (B) the Closing Date; and
(ii)The second tranche representing the remaining 50% of the Cash Retention Payment will be in the amount of $XX,000 (“Tranche 2”), less applicable taxes, which will vest and become payable on the next regularly scheduled payroll date following the earlier of (A) the 90th day following the Closing Date and (B) the termination of the Merger Agreement.
In order to receive the Cash Retention Payment, you must be continuously employed by Spirit in the role you currently hold (or any other role which you may subsequently be assigned by Spirit (other than a demotion or a reduction in the scope of your current duties due to performance issues)) on a full-time basis, in good standing on the date the applicable tranche of the Cash Retention Payment is paid and otherwise not be in breach of this Agreement. For the avoidance of doubt, if you voluntarily resign from the Company or are terminated before a Cash Retention Payment has vested and become payable, you are not entitled to such payment. Notwithstanding the foregoing, in the event of your Qualifying Termination (as defined below) following the

Closing Date, to the extent Tranche 2 has not yet vested or been paid, then Tranche 2 shall immediately vest and become payable[, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates in the form used by the Company immediately prior to such Qualifying Termination]1.
[For purposes of this Agreement “Qualifying Termination” means a termination of employment either (a) by Boeing without Cause (as such term is defined in the Amended and Restated 2014 Omnibus Incentive Plan) or (b) by you within ninety (90) days after (i) a material diminution in your base compensation, (ii) relocation of your principal office to a location that is greater than fifty (50) miles from the location of your principal office immediately before such relocation or (iii) any action or inaction with respect to the terms and conditions of your service that constitutes a material breach by Boeing of any written agreement between you and Boeing (each of clauses (i), (ii) and (iii), a “Good Reason Event”), so long as, with respect to any Good Reason Event, you have, within thirty (30) days after the occurrence of such Good Reason Event, notified Boeing of your intent to terminate as a result of such Good Reason Event and within thirty (30) days after receipt of that notice Boeing has not cured such Good Reason Event.]2
[For purposes of this Agreement “Qualifying Termination” has the meaning ascribed to it in the Amended and Restated 2014 Omnibus Incentive Plan.]3
ARTICLE 2
MISCELLANEOUS
2.1.No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not provide you the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge you. It also does not require you to remain an employee nor interfere with your right to terminate employment at any time.
2.2.Binding Effect. This Agreement shall bind you, the Company, and their beneficiaries, survivors, executors, successors, assigns, administrators and transferees.
2.3.Termination of Employment. For purposes of this Agreement, if there is any dispute over your employment status, or the date of your separation from service, the Company has the sole and absolute right to decide the dispute and any such decision is final and binding.
2.4.Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Kansas.
2.5.Entire Agreement. This Agreement constitutes the entire agreement between the Company (or Company subsidiaries or affiliates) and you as to your retention with the Company and supersedes all prior agreements, whether in writing or verbal, between the parties hereto relating directly to the subject matter hereof including any agreements relating to the potential
________________________
1 Bracketed text to apply to U.S. recipients. Non-U.S. recipients to be confirmed based on Company practice and local law requirements.
2 This definition will be used for all recipients other than Section 16 officers.
3 This definition will be used for recipients that are Section 16 officers.

merger of Spirit and Boeing. No rights are granted to you by virtue of this Agreement other than those specifically set forth herein.
2.6.Section 409A. All payments provided under this Agreement are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the U.S. Internal Revenue Code (the “Code”) and applicable regulations issued thereunder (“Section 409A”), to the extent applicable, and this Agreement will be construed accordingly. Notwithstanding anything herein to the contrary, the Company makes no representations or warranties as to this Agreement’s exemption from or compliance with Section 409A, and in no event will the Company or Boeing be liable for any tax, penalty, or other payment that may be imposed on you pursuant to Section 409A. For purposes of Section 409A, to the extent multiple payments are to be made under this Agreement, each payment will be treated as a separate and distinct payment. In no event shall the timing of the recipient’s execution of a release (including as described in Article I) result, directly or indirectly, in the recipient designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year.
2.7.Confidentiality. You agree that you have kept and will keep the terms of this Agreement confidential, other than you discussing it with your lawyer, your spouse, your financial or tax professional or to a governmental body to the extent allowed or required under applicable law or a court order. You further agree not to permit those acting on your behalf to disclose the terms of this Agreement, other than to those parties and under those conditions identified above. This confidentiality obligation includes (but is not limited to) disclosure to current, former, or prospective Spirit employees.
2.8.Invalidity of Provision(s). Notwithstanding anything to the contrary herein, if any provision of this Agreement is prohibited, invalid or unenforceable under applicable law, such provision will be ineffective to the extent of the prohibition, invalidity or unenforceability without invalidating the remaining provisions of this Agreement.
2.9.Amendment. No modification of this Agreement shall be valid unless in writing and signed by both parties.
2.10.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

By signing below, you acknowledge that you have read, and that you understand, this Agreement, and that you agree and accept its terms.

Employee Name Print:	Date:

Employee Signature:

[Signature Page to Employee Retention Cash Bonus Agreement]